Exhibit 2.2

Attachment B to Notarial Deed No. ____/1998 of the Notary _________


    Share and Partnership Interest Sale and Purchase Agreement


                          by and between

                           Jutta Hueck
                      Eugenie Friesenhausen
                        Elisabeth Behrend
                     Dr. Irmgard Hammerstein
                       Dorothee Hammerstein
                       Dr. Konstanze Thamer
                        Roland Hammerstein
                         Marianne Bracht
                     Dietrich Bracht-Frenzel
                         Brigitte Thomas
                     Cornelie Thomas-Scholler
                         Leonhard Thomas
                        Konstantin Thomas
                         Christoph Thomas
                    Prof. Dr. Gottfried Hueck
                      Dr.-Ing. Walter Hueck
                          Annelore Hueck
                          Claudia Hueck
                          Wolfgang Hueck
                    Dr. Anne-Rose Iber-Schade
                           Norbert Iber
                       Dr. Bettina Stubner
                     Cornelia Iber-Rebentisch
                        Dr. Bernhard Iber
                    Dr. Carl Friedrich Schade
                         Marianne Schade
                     Dr. Carl-Albrecht Schade
                          Joachim Schade
                    Dr. Georg Friedrich Schade
                      Philip Mathias Schade
                         O.E. Hueck GmbH
                         Hueck & Ropke KG


         -hereinafter referred to collectively as the "Sellers" -

represented by Roland Hammerstein

by virtue of a written Power of Attorney dated February 4, 1998 who in his turn is represented by Christoph F. Wetzler, Esq.

by virtue of a written Sub-Power of Attorney dated March 9, 1998 on one side

                               and

                     Excel Industries, Inc.,
                     1120 North Main Street,
                   Elkhart, Indiana  46514, USA


represented by Harald Selzner, Esq.

by virtue of a written power of attorney dated March 12, 1998
                   - hereinafter referred to as the "Purchaser" -

                               and
                     Excel Industries, Inc.,
                     1120 North Main Street,
                   Elkhart, Indiana  46514, USA


represented by Harald Selzner, Esq.

by virtue of a written power of attorney dated March 12, 1998

                   - hereinafter referred to as the "Guarantor" -

on the other side.

Table of Contents


List of Definitions
Recitals
Sec. 1         Object of the Acquisition
Sec. 2         Sale and Purchase of Split Shares
Sec. 3         Sale and Purchase of Partnership Interest
Sec. 4         Purchase Price
Sec. 5         Effective Date
Sec. 6         Financial Statements
Sec. 7         Net Equity Guarantee
Sec. 8         Completion/Conduct of Business
Sec. 9         Warranties and Representations
Sec. 10   Remedies for Breach of Warranties
Sec. 11   Taxes and Social Security Contributions
Sec. 12   Non-Competition
Sec. 13   Costs and Fees
Sec. 14   Confidentiality/Joint Statements
Sec. 15   Assignment of Rights and Undertakings
Sec. 16   Antitrust Filings
Sec. 17   Dispute Resolutions/Experts
Sec. 18   Guarantee
Sec. 19   Miscellaneous



List of Definitions

                                                            Defined
Definition                                                 in Section:
-----------                                               -----------
"Assignee"   A company controlled by the
             Purchaser to which Purchaser
             may transfer or assign this
             Agreement
                                                       Section 15

"Auditors"   Schade auditors                           Section 6

"Capital
Quotas"      Partnership interests in Schade KG        Recitals

"Companies"  Schade GmbH, Schade KG and the
             Subsidiaries
                                                       Section 9

"Completion" Completion of the transactions
             under this Agreement
                                                       Section 8

"Effective
Date"        Date of economic effect of sale
             and purchase of the Split
             Shares and the Family
             Partnership Interests
                                                       Section 5

"Effective Date
Financial
Statements"  Consolidated financial
             statements of the Companies as
             of the Effective Date
                                                       Section 6

"Family Partnership
Interests"   Fixed capital quotas held by
             the Sellers
                                                       Recitals

"Financial
Statements"  The financial statements of the
             Companies as of June 30, 1995,
             1996 and 1997
                                                       Section 9

"Guaranteed Net
Equity"      Net equity value of DM 15,000,000         Section 7

"Guarantor"  Excels Industries, Inc., as
             listed on page 2 hereof

"Hella KG"   Hella KG Hueck & Co.                      Recitals

"Hella Partnership
Interest"    Fixed capital quota held by
             Hella KG
                                                       Recitals

"Partnership Inter-
ests PurchasePrice"   Interests                        Section 4


"Purchase
Price"       Split Share Purchase Price and
             Partnership Interests Purchase
             Price
                                                       Section 4

"Purchaser"  Excel Industries, Inc., as
             listed on page 2 hereof

"Schade KG"  Schade GmbH & Co. KG                      Recitals

"Schade
GmbH"        Schade Geschaftsfuhrungsgesellschaft mbH  Recitals

"Sellers"    The persons listed on page 1 hereof

"Share-
holders"     Dr. Anne-Rose Iber-Schade; Dr.
             Carl Friedrich Schade; Dr.Ing.
             Walter Hueck; Eugenie
             Friesenhausen
                                                       Section 2

"Shares"     Four shares with a nominal
             value of DM 13,000 each in the
             share capital of Schade GMBH
                                                       Recitals

"Split Share                                           Section 4
Purchase
Price"       Purchase Price for the Split
             Shares

"Split                                                 Section 1
Shares"      Four split shares with a normal
             value of DM 9,100 each to be
             transferred by the Shareholders
             to the purchaser

"Subsid-                                               Recitals
iaries"      Subsidiaries and participations
             directly or indirectly held by
             Schade KG


Recitals

(A) Whereas Schade GmbH & Co. KG ("Schade KG") is a limited partnership under German law with registered offices in Plettenberg, Germany. Schade KG is registered with the Commercial Register of the local court in Plettenberg under registry no. HRA 10.

(B) Whereas Schade KG, through its wholly owned intermediate holding companies Schade Handels- und Beteiligungs GmbH and Schade GmbH Projektgesellschaft with a fully paid in share capital in the aggregate nominal amount of DM 5,900,000 and DM 5,500,000, respectively, has subsidiaries and holds participations as set forth in Annex B(1) to this Notarial Deed.

(C) Whereas the sole general partner (Komplementar) of Schade KG is Schade Geschafts-fuhrungsgesellschaft mbH, a German limited liability company with registered offices in Plettenberg, Germany, and registered with the Commercial Register of the local Court in Plettenberg under registry no. HRB 486 ("Schade GmbH"), with a fully paid in share capital in the aggregate nominal amount of DM 52,000 divided into four shares in a nominal amount of DM 13,000 each and held as follows:

     Eugenie Friesenhausen         one share of nominal DM 13,000
     Dr.-Ing. Walter Hueck         one share of nominal DM 13,000
     Dr. Anne-Rose Iber-Schade     one share of nominal DM 13,000
     Dr. Carl Friedrich Schade     one share of nominal DM 13,000

     the aforementioned shares hereinafter referred to as the "Shares."

(D)  Whereas the Sellers, together with Hella KG Hueck & Co. of
     Lippstadt, Germany, ("Hella KG") are limited partners
     (Kommanditisten) of Schade KG holding the following fully paid in partnership interests, fixed capital quota (feste
     Kapitalanteile; Hafteinlage):


          Name/Entity                                    Fixed Capital Quota
     Hella KG Hueck & Co.                                     13,000,000
     Jutta Hueck                                                 763,000
     Eugenie Friesenhausen                                       275,000
     Elisabeth Behrend                                           275,000
     Dr. Irmgard Hammerstein                                   1,152,000
     Dorothee Hammerstein                                        151,000
     Dr. Konstanze Thamer                                        151,000
     Roland Hammerstein                                          156,000
     Marianne Bracht                                             619,000
     Dietrich Bracht-Frenzel                                     458,000
     Brigitte Thomas                                             498,000
     Cornelie Thomas-Scholler                                    117,000
     Leonhard Thomas                                             117,000
     Konstantin Thomas                                           112,000
     Christoph Thomas                                            112,000
     Prof. Dr. Gottfried Hueck                                   378,000
     Dr.-Ing. Walter Hueck                                     1,124,000
     Annelore Hueck                                              238,000
     Claudia Hueck                                             1,048,000
     Wolfgang Hueck                                              420,000
     Dr. Anne-Rose Iber-Schade                                   819,000
     Norbert Iber                                                170,000
     Dr. Bettina Stubner                                         113,000
     Cornelia Iber-Rebentisch                                    113,000
     Dr. Bernhard Iber                                           113,000
     Dr. Carl Friedrich Schade                                   556,000
     Marianne Schade                                              80,000
     Dr. Carl-Albrecht Schade                                     80,000
     Joachim Schade                                               80,000
     Dr. George Friedrich Schade                                  80,000
     Philip Mathias Schade                                        80,000
     O.E. Hueck GmbH                                           4,283,000
     Hueck & Ropke KG                                          2,269,000
                                                              ----------

     Total fixed capital                                     $30,000,000
                                                             ===========
     hereinafter referred to as "Capital Quotas."

(E)  Whereas Purchaser wishes to purchase

     (i) shares equaling 70% of the aggregate share capital of Schade GmbH of DM 52,000 i.e. shares in the aggregate nominal amount of DM 36,400.

     (ii) the Capital Quotas except the fixed capital quota held by Hella ("Hella Partnership Interest") in the amount of DM 13,000,000 i.e. Capital Quotas in the aggregate amount of DM 17,000,000.

          ("Family Partnership Interests")

     and Sellers wish to sell such shares and Family Partnership
     Interests, respectively, to Purchaser pursuant to the terms and conditions set forth hereinafter.

(F) Whereas the remaining shares in Schade GmbH equaling 30% of Schade GmbH's share capital shall be transferred under a separate agreement to Hella KG.

     NOW, THEREFORE, the parties agree as follows:

                            Section 1
                    Object of the Acquisition

(1) The Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers, the Family Partnership Interests.

(2) Eugenie Friesenhausen, Dr.-Ing. Walter Hueck, Dr. Anne-Rose lber-Schade and Dr. Carl Friedrich Schade, shall each sell to Purchaser, and Purchaser shall purchase from each of them, a split share with a nominal value of DM 9,100 ("Split Shares") out of their respective shares, each having a nominal value of DM 13,000.

(3) The transfer and assignment of the Family Partnership Interests and the Split Shares shall be effected, after the occurrence of all events :stated in Section 8(2) hereof, by operation of separate assignment and transfer agreements at Completion, as defined and more specifically described in Section 8 below, with economic effect as of the Effective Date defined in
Section 5 below.

                            Section 2
                Sale and Purchase of Split Shares

(1) Eugenie Friesenhausen, Dr.-Ing. Walter Hueck, Dr. Anne-Rose lber-Schade and Dr. Carl Friedrich Schade, (the "Shareholders"), respectively, hereby split their shares in the nominal value of DM 13,000 each into two split shares (Teilgeschaftsanteile) of a nominal value of DM 9,100 and a nominal value of DM 3,900, respectively, for the purpose of the sale and purchase stated in Subsection (2) below. The Shareholders herewith expressly consent to such split and the sale, purchase and transfer of the Split Shares of a nominal value of DM 9,100 to the Purchaser as provided in Section 4 para (1) of Schade GmbH's Articles of Association.
The partners of Schade KG have granted their required consent in
Section 5 of the Master Agreement of even date. Schade KmbH through its managing directors has approved the split and the sale, purchase and transfer of the Split Shares in a written document attached as Annex 2.1 to this Notarial Deed.

(2) Subject to the terms and conditions of this Agreement, the Shareholders hereby sell their Split Shares, i.e.,

     2.1  Mrs. Eugenie Friesenhausen sells her split share of a
          nominal value of                               DM 9,100
     2.2  Dr.-Ing. Walter Hueck sells his split share of a nominal
          value of                                       DM 9,100
     2.3  Dr. Anne-Rose lber-Schade sells her split share of a
          nominal value of                               DM 9,100
     2.4  Dr. Carl Friedrich Schade sells his split share of a
          nominal value of                               DM 9,100

to the Purchaser who hereby accepts such sales.

(3) The sales are effected with all rights, obligations and privileges attached to the Split Shares, including the right to participate in profits, free and clear of all and any third party rights or third party security interests of any nature whatsoever, commencing as of the Effective Date as defined in Section 5 hereof

(4) The Split Shares are fully paid in and the capital contributions have not been repaid.

(5) The assignment of the Split Shares shall be effected at Completion by a separate assignment agreement. Schade GmbH shall be notified of the assignment by the acting Notary at Completion.

(6) The Shareholders sell to the Purchaser which accepts such sale the Split Shares even if such Split Shares have denominations other than shown in this Section 2 and/or are held by the Shareholders severally, jointly or in partnership in a form other than as shown in this Section 2. Differences in the allocation of value to the Shareholders shall be settled in relation between the Shareholders.

                            Section 3
            Sale and Purchase of Partnership Interests

(1) Subject to the terms and conditions of this Agreement, each of the Sellers hereby sells the Family Partnership Interest ascribed to her/him in the Recitals above to the Purchaser who hereby accepts such sales.

     Upon the transfer of the Family Partnership Interest Purchaser with the acquired Family Partnership Interest shall become limited partner of Schade KG while the Sellers cease to be limited partners of Schade KG without being entitled to any claims for any reason whatsoever against Schade KG arising out of such transfer.

(2) The sales are effected with all rights, obligations and privileges attached to the Family Partnership Interests as from the Effective Date, including the fixed capital (Festkapital), the other revenue reserves (andere Gewinnrucklagen) and balances on all partners' accounts except

     (i) the capital accounts II old (Kapitalkonten II) amounting in aggregate to DM 25,308.214.00 (see para. (6) below);

     (ii) the capital accounts II new (Kapitalkonten II a) a compilation of which as of June 30, 1997 is set forth in Annex 3.2 hereto (which shall be fully settled/withdrawn by the respective Sellers prior to Completion); and

     (iii) profits for the current fiscal year allocable to the Sellers, if any, and not required to set off an existing shortfall in the capital accounts I (Kapitalkonten) and capital accounts II new (Kapitalkonten IIa) of the respective Sellers a preliminary estimate of which, based on current management forecast, would be up to DM 200,000.00;

and free and clear of all and any third party rights or third party security interests of any nature whatsoever.

The Purchaser is aware that also Hella KG might be entitled to withdrawal from the capital account II new (Kapitalkonto IIa) because of a profit allocation for the current fiscal year a preliminary estimate of which, based on current management forecast, would be up to DM 1.8 million.

(3) The Sellers hereby further sell and transfer to the Purchaser which accepts such sale and transfer

     (i) all other rights and claims which they may have against the Companies and

     (ii) all tangible and intangible assets owned in whole or in part by the Sellers which serve or are destined to serve the business of the Companies except to the extent that any such rights and claims and assets are to remain with the Sellers pursuant to the expressed provisions of this Agreement and Annex 3.3.

The transfer of such rights and claims and assets shall become effective however only upon the assignment of the Family
Partnership Interests pursuant to para. (8) below.

(4) The Sellers sell to the Purchaser which accepts such sale the Family Partnership Interests even if such participations have denominations other than shown in the recitals hereof and/or are held by the Sellers severally, jointly or in partnership in a form other than as shown in the recitals. Differences in the allocation of value to the Seller shall be settled in relation between the Sellers.

(5) The partners of Schade KG have approved the sale and transfer of the Family Partnership Interests by partners' resolution dated
February 4, 1998 a copy of which is attached hereto as Annex 3.5.

(6)  The Sellers' claims under their capital accounts II old
(Kapitalkonten II) shall be partially assigned to the Purchaser or its Assignee and thereafter together with the remainder converted into ordinary loans pursuant to the stipulations and subject to the conditions set forth in Attachment F to this Notarial Deed.

(7) All amounts due on account of the Family Partnership Interests are fully paid in and have not been repaid. They correspond with the limit of personal liability (Hafteinlage) of the Sellers as presently reflected in the Commercial Register.

The Purchaser is aware that the fixed capital quota (Hafteinlage) of the Sellers as of June 30, 1997 have been reduced by losses of Schade KG as set forth in Annex 3.7 to this Notarial Deed.

(8) The assignments of the Family Partnership Interests shall be effected, subject to the condition precedent (aufschiebende Bedingung) of the registration thereof with the Commercial Register at Completion by way of succession in title (Sonderrechtsnachfolge) by a separate assignment agreement. The application for registration of the assignment of the Family Partnership Interests with the Commercial Register shall also be effected at Completion. The Family Partnership Interests purchased by Purchaser shall be consolidated upon the assignment by operation of law into one single limited partnership interest of a nominal value of DM 17,000,000.

                            Section 4
                          Consideration

(1)  The consideration for the Split Shares amounts to

     DM 36,400.00 (in words: German Marks thirty six thousand four hundred)

                 - hereinafter the "Split Share Purchase Price" -

(2) The purchase price for the Family Partnership Interests amounts to

     DM 17 million (in words: German Marks seventeen million)

       - hereinafter the "Partnership Interests Purchase Price" -

(Split Share Purchase Price and Partnership Interests Purchase
Price are collectively referred to as the "Purchase Price.")

(3) The Purchase Price together with 5.5 p.a. interest thereon for the time from the Effective Date until payment shall become due and payable at Completion against simultaneous assignment of the Family Partnership Interests and the Split Shares and delivery of a Bank Guarantee on First Demand in the form as per Annex 4.3 hereto in the amount of DM 1,500,000 by the Sellers to the Purchaser which shall be returned on March 31, 2000 provided that the Purchaser has not exercised his rights under such Bank Guarantee on or before such date because of a damage claim arising out of a breach of the Sellers obligations under this Agreement. Payment shall be effected by wire transfer free of any costs and fees into the account no 600 3966 of Verkaufergemeinschaft Schade KG with Deutsche Bank AG in Lippstadt (Bank Reference No. 416 700 27) who shall be responsible for the allocation of the Purchase Price among the Sellers or another bank account jointly nominated by the Sellers on or before the date of the occurrence of the latest condition precedent set forth in Sections 8.2.1 and 8.2.2 below.

(4) The Purchaser shall, indemnify the Sellers against, and hold the Sellers free of, any claims of creditors under Sections 171 Abs. 1 and/or 172 Abs. 4 HGB in the context of a reimbursement of capital contributions (Einlagenrukgewahr), after the Effective Date to the extent that such reimbursement was made to the Purchaser.

(5) The Purchaser shall indemnify the former general partners of Schade KG, Dr. Anne Rose lber-Schade, Dr. Karl-Friedrich Schade and Dr.-Ing. Walter Hueck from any claims of creditors of Schade KG pursuant to Section 160 subsect. 3 HGB to the extent that the respective obligations and liabilities of Schade KG are reflected or reserved for in the Financial Statements and provided that Hella KG shall partially assume any liabilities of the Purchaser under this indemnification undertaking in the relation of its Capital Quota to the total Capital Quota of Schade KG after the consummation of the transactions contemplated in this Agreement.

The indemnification undertaking of the Purchaser pursuant to the preceding sentence shall also apply to claims of creditors of Schade KG in respect of obligations and liabilities which are not or not adequately reserved for or reflected in the Financial Statements provided, however, that (i) the indemnification obligation of the Purchaser shall be limited to 50% of any such claims of the creditors of Schade KG, (ii) the Purchaser shall have no indemnification obligation to the extent that the Sellers have represented and warranted in this Agreement that respective obligations and liabilities of Schade KG giving raise to such claim of creditors of Schade KG do not exist, and (iii) Hella KG shall partially assume the indemnification obligation of the Purchaser in the proportion of its Capital Quota to the total Capital Quota in Schade KG after the consummation of the transactions contemplated in this Agreement, and (iv) the maximum liability of the Purchaser is limited in the aggregate to DM 10,000,000.

Dr. Anne Rose Iber-Schade, Dr. Karl-Friedrich Schade and Dr.-Ing. Walter Hueck shall indemnify the Purchaser from all claims of Creditors of Schade KG pursuant to Section 160 subsect. 3 HGB to the extent that Purchaser or Hella KG have not undertaken to indemnify Dr. Anne Rose lber-Schade, Dr. Karl-Friedrich Schade and Dr.-Ing. Walter Hueck from such claims of creditors of Schade KG.

                            Section 5
                          Effective Date

(1)  The sale and purchase of the Split Shares and the Family
Partnership Interests shall take economic effect among the parties as of July 1, 1998 ("Effective Date").

(2) As of the Effective Date, all rights, obligations and privileges attached to the Split Shares and the Family Partnership Interests, including the right to participate in profits and losses of the Companies, and subject to the limitations set forth in
Section 3 herein, shall be vested with the Purchaser.

                            Section 6
               Effective Date Financial Statements

(1) Sellers will procure the establishment of financial statements consisting of balance sheets and profit and loss account statements of the Companies, as well as consolidated financial statements of the Schade KG for the period starting July 1, 1997 to the Effective Date ("Effective Date Financial Statements") as soon as reasonably possible after the Effective Date but no later than August 15, 1998. The Effective Date Financial Statements shall be established on the basis of a physical inventory according to the accounting policies and principles described in Annex 6.1 which shall be consistent with past practice.

(2) The Effective Date Financial Statements shall be audited by Schade KG's auditors ("Schade-Auditors") within 1 month from the establishment of the Effective Date Financial Statements pursuant to Section 6.1 above. The cost connected with the preparation of the Effective Date Financial Statements as well as the audit by the Schade Auditors shall be fully reflected and reserved for in the Effective Date Financial Statements.

The audit by the Schade Auditors shall in particular address the compliance with the accounting principles set forth in Annex 6.1 hereto.

The Schade auditors shall submit their auditors report ("Schade-Auditors Report") to the Sellers and the Purchaser within three business days after the preparation of the Schade-Auditors Report.

(3) The Sellers and the Purchaser shall have the right to have the Effective Date Financial Statements and the Schade-Auditors Report reviewed at their expense by their auditors within ten business days from receipt of Schade-Auditors Report.

The cost of the review by the auditors of the Sellers or the Purchaser shall not be reflected in the Effective Date Financial
Statements.

The Sellers and the Purchaser and their auditors shall be entitled to participate in the physical stock taking and shall have full access to all books, records and assets of the Companies and to the relevant personnel of the Companies already in the course of the establishment of the Effective Date Financial Statements in order to avoid any undue delay in such review of the Effective Date Financial Statements and the Schade-Auditors Report.

(4) If neither party contradicts the Effective Date Financial Statements and the Schade-Auditors Report within ten business days after receipt thereof, the Effective Date Financial Statements as established by the Companies and the Schade-Auditors Report including corrections, if any, set forth therein, to the Effective Date Financial Statements shall become binding upon all parties for the purposes of this Agreement.

To the extent that the Sellers or the Purchaser contradict the Effective Date Financial Statements and the Schade's Auditor report including corrections, if any, to the Effective Date Financial Statements set forth therein within the period for contradiction set forth above and the auditors of the Sellers and the Purchaser cannot agree upon the points of contention raised by way of contradiction within one month after receipt of the last contradiction, the disputed items shall be referred to the expert following the procedure described in Section 17.2 below which shall determine with binding effect for all parties how the points of contention shall be settled.

The cost of the experts proceeding shall be allocated as described in Section 17.2 of below.

                            Section 7
                       Net Equity Guarantee

(1) The Sellers guarantee to the Purchaser that the Effective Date Financial Statements will show a net equity value (Eigenkapital pursuant to Section 266 (3) A HGB) of the Companies on a consolidated basis of not less than DM 15,000,000 (in words: German Marks fifteen million) (the "Guaranteed Net Equity"). The Guaranteed Net Equity is to be determined in accordance with Annex 6.1.

(2) If there is a shortfall of the consolidated net equity value from the Guaranteed Net Equity the Purchaser shall have a right to withdraw (zurucktreten) from this Agreement by giving written notice to the Sellers. The right to withdraw from this Agreement can only be exercised within 30 days from receipt of (i) the audited Effective Date Financial Statements or (ii) the decision of the expert pursuant to Section 6 para. (3) above.

                            Section 8
                  Completion/Conduct of Business

(1) Within 5 business days from the occurrence of the latest condition precedent defined in Subsection 2.1 and 2.2 below, the Sellers and the Purchaser, or their representatives, shall meet and effect the following ("Completion") provided that Purchaser has not withdrawn from this Agreement pursuant to Subsection 2.3 below:

     1.1  assignment of the Split Shares and the Partnership
          Interests in the form of the assignment deeds attached hereto as Annex 8.1 (Split Shares and Family Partnership Interests).

The assignment of the Partnership Interest and the Split Shares shall be notarized by a Swiss Notary Public. The assignment of the Split Shares shall be repeated in notarized form by a German Notary Public in the form of the assignment deed attached hereto as Annex
8. l.B.

     1.2 delivery of an application for registration of the assignment of the Family Partnership Interests duly signed (notariell beglaubigt) by all Sellers.

     1.3 delivery of the Bank Guarantee as per Annex 4.3 hereto by Sellers.

     1.4 1.1 through 1.3 simultaneously against payment of the Purchase Price by the Purchaser.

(2) Prior to Completion, the following conditions precedent must have occurred:

     2.1  the one month period or the four month period provided in
          Section 24a of the German Act against Restraints of Competition (GWB) shall have lapsed without the Federal Cartel Office (Bundeskartellamt) having issued a statement that it commenced an investigation into the merger project or that it prohibits the merger project contemplated hereunder, respectively.

     2.2 The Effective Date Financial Statements show a consolidated net equity value at least equal to the Guaranteed Net Equity or the time period specified in
          Section 7(2) above for Purchaser's right to withdraw has expired without Purchaser having exercised such right.

     2.3 In case that prior to the date of Completion the representations and warranties set forth in Section 9 below have shown to be incorrect to an extent giving raise to a claim of the Purchaser in excess of DM 1,500,000 the Purchaser may withdraw (zurucktreten) from this Agreement by giving written notice to the Sellers. The right to withdraw from this Agreement in this case can only be exercised on or before the date of Completion.

If the conditions precedent set forth in Subsection 2.1 and 2.2 above do not occur by March 31, 1999, the Sellers (acting jointly) and the Purchaser shall have a right to withdraw from this Agreement, unless they are responsible for the non-occurrence of the respective conditions precedent.

(3) Sellers shall use their best efforts to ensure that the Companies operate their businesses in the ordinary course of business during the time from the date hereof through Completion. Sellers undertake to inform Purchaser immediately upon becoming aware of any material adverse event or change with regard to the warranties and representations under this Agreement. The Sellers shall procure that the transactions set forth in Annex 8.3 shall only be taken after consultation and agreement with Purchaser and Purchaser in connection therewith shall have access to all personnel, assets, books and records of the Companies. In addition the Sellers shall procure that the Companies shall enable Purchaser to further reasonably familiarize itself with all aspects of the business of the Companies. Sellers obligation under this subsection shall be interpreted to ensure that economically Purchaser acquires the Family Partnership Interests and the Split Shares with economic effect as of the Effective Date (Section 5(1)).

(4) The Sellers undertake to pay within two weeks from Completion to the Companies an aggregate amount equivalent to all withdrawals within the meaning of this Subsection (4) made by the Sellers from the Companies since the Effective Date and not repaid or set off between the Effective Date and Completion except for payments in respect of pension claims set forth in Annex 3.3.

Withdrawals within the meaning of this Subsection (4) are without limitation all payments in cash or in kind on any legal basis whatsoever b, the Companies to the Sellers and/or their relatives within the meaning of Section 15 of the tax code 1977 ("Relatives") and/or companies other than the Companies which are directly or indirectly controlled by the Sellers and/or their Relatives ("Controlled Companies") including without limitation the transfer of assets, payments under lease, license, loan, employment, advisory or similar agreements, payments of balances on capital loan or other accounts of the Sellers with the Companies and the payment of interest on such accounts, the declaration or payment of a dividend and the granting of other valuable benefits.

(5) Except as expressly set forth in this Agreement, all legal relations between the Sellers and the Companies and all rights and claims of the Sellers against the Companies shall terminate as of the date of Completion and no obligation or liability whatsoever shall arise for the Companies or the Purchaser from such termination. The Sellers shall procure that the same applies to all legal relations between Relatives and/or Controlled Companies and the Companies and to all rights and claims of Relatives and/or Controlled Companies against the Companies and will, if necessary, hold the Companies and the Purchaser fully harmless in good time.

The provisions of this Subsection (5) shall not apply to claims and rights which remain with the Sellers pursuant to Annex 3.3.

(6) The Sellers shall procure that upon the request of the Purchaser all members of Supervisory and Advisory Boards and other similar bodies, if any, of the Companies will resign from their positions as of the date of Completion and that no obligation or liability whatsoever will arise for the Companies or the Purchaser from such resignations.

                            Section 9
                  Warranties and Representations

(1) The Sellers represent and warrant (gewahrleisten) within the meaning of Section 463 BGB in favour of the Purchaser the following regarding the Companies to be true and correct as of today and the Effective Date.

     1.1 The corporate organization of the Companies is as described in the Recitals and Annex (B)1 hereto. The
          Companies are validly existing. The Articles of Association and partnership agreements of the Companies listed in Annex 9.1.1 were made available to the Purchaser. No amendments or alterations thereof, including share capital increases, have been resolved or applied for registration, where applicable.

     1.2 The Sellers/Shareholders are the sole and unrestricted owners of the Split Shares or the Family Partnership Interests, respectively, which the relevant Shareholder/Seller can freely dispose of and which are not encumbered with any rights of third parties or any charge of whatsoever nature except for beneficiaries of subparticipation rights which will cease to exist on the Completion Date with effect as of the Effective Date.

          The statements in the Recitals hereof about the Companies and the participations therein are correct in every respect. The participations in the Companies are fully paid, non-assessable and free of secondary
          (Nachschubpflichten) or other obligations or restrictions.

          Persons and companies other than those shown in the Recitals and Annex (B)1 hereof after Completion do not hold any direct or indirect interest of any type whatsoever in the Companies and there are no claims for the granting of any such interest nor are there any claims for the transfer of such participations.

          Except for the Articles of Association/partnership agreements, the profit and loss pooling agreement between Schade Handels- und Beteiligungs GmbH and Schade KG and the fiduciary agreement between Mr. Erich Menrath and Schade Handels- und Beteiligungs GmbH relating to Schade Portuguesa Lda. listed in Annex 9.1.1 hereto, there are no agreements, resolutions or promises concerning (i) the relationship between the Companies and their shareholders/partners (ii) the corporate/partnership relations of the Companies or (iii) the appointment of members of any board of the Companies nor are there any obligations to enter into such agreements, resolutions or promises.

     1.3 The Sellers warrant and represent that their respective Family Partnership Interests do not constitute their entire or almost their entire assets, respectively, in terms of Section 419, 1365 of the German Civil Code (Burgerliches Gesetzbuch).

     1.4 The financial statements of the Companies, is of June 30, 1995, 1996 and 1997, which were delivered to the Purchaser prior to the day hereof and which are attached for purpose of evidence in Annex 9.1.4A hereto, ("Financial Statements") and the Effective Date Financial Statements comply with the provisions of all relevant statutes and have been prepared in accordance with generally accepted accounting principles, consistently applied, and are true and accurate in all material respects and under the applicable generally accepted accounting and valuation principles as described in Annex
          6.1 hereof. Special reference is made to disclosures set forth in Annex 6.1 relating to pension liabilities.

          The consolidated profit of the Companies as shown in the management accounts (Management-Informationsbericht) presented on January 20, 1998 which has been calculated on the basis of a physical stocktaking as of December 31, 1997 and in accordance with the principles set forth in Annex 6.1 consistently applied with past practise after all taxes but before personal income tax of the Sellers in respect of Schade KG in the period between July 1, 1997 and December 31, 1997 amounted to no less than DM 7,850,000.

          Since June 30, 1997 the Companies have only been conducted within the normal and ordinary course of business except for the merger of Marsh Design Ltd. into Schade UK Ltd. and the projected sale of 25% of the shares in CKD-Binder GmbH. Since that time, no extraordinary business event or legal arrangement has occurred or been entered into and there has also not been any event which by itself or together with other events has materially adversely affected the assets or the profit situation of the Companies.

          All salary and wage increases granted since June, 30, 1997 were required under Collective Bargaining Agreements or if that was not the case were within the normal scope except as disclosed in Annex 9.1.4B hereto.

     1.5 The compilation of the capital accounts II new as of June 30, 1997 as set forth in Annex 3.2 hereto is true and correct. There have been no withdrawals within the meaning of Section 8(4) above from the Companies since June 30, 1997 other than those set forth in Annex 9.1.5.

     1.6 Except as disclosed in the Financial Statements or in Annex 9.1.6 to this Agreement, there are not any guarantees, mortgages, pledges or other obligations for liabilities of third parties on behalf of the Companies or for liabilities of the Companies granted by third parties.

     1.7 The Companies are not party to any agreement or undertaking outside the ordinary course of business, e.g., currency options or commodity transactions other than for hedging the normal level of supplies necessary for the operation of the business. All agreements entered into by the Companies and their partners/shareholders, as the case may be, or their affiliated persons or entities have been concluded, and are performed, at arms' length conditions.

     1.8 All fixed assets as shown in the Financial Statements belonging or attributable to the Companies are their sole property, not subject to any rights or privileges of third parties, except those disclosed on Annex 9.1.8A hereto, and the current assets as listed in the Financial Statements are not subject to any rights or privileges of third parties except as such assets may be subject to statutory liens and retention of title clauses in the ordinary course of business and except as disclosed in Annex 9.1.8B.

     1.9 The Companies have all tangible and intangible assets, licences, authorizations, consents, approvals and public permits which in each and any of the aforementioned cases are necessary and material for the manufacture, promotion and distribution of their products and the proper carrying on of its businesses and operation of its machinery and equipment in the countries they are incorporated or making business in except for the business permit for the new plant in Carregado, an application for which is pending. To the extent that assets are not owned by the Companies they are leased or licensed in the ordinary course of business on nominal market terms.

     1.10 Annex 9.1.10A hereto is a complete list of patents, service marks, trademarks, registered designs, design rights, business trade names, copyrights and any other intellectual property rights, and applications therefor ("Intellectual Property Rights"), to which the companies hold title, or have the unrestricted right to use, unless indicated otherwise therein. Except as referred to in Annex 9.1.10B hereto, the Companies have not licensed anyone to use any of the Intellectual Property Rights. There is no pending infringement proceeding against, or by, the Companies, and no claims of any third party challenging a use or ownership of any Intellectual Property Right of the Companies have been raised against any of the Companies. In respect of all Intellectual Property Rights and all applications for registration, all renewal and other fees have been paid as and when due and all other steps necessary for the prosecution, maintenance or protection of the registrations or applications have been taken as and when due. To the best of the Sellers knowledge none of these Intellectual Property Rights is subject to cancellation or nullification or any material rights of prior users or infringes rights of third parties.

     1.11 Except for the contracts, agreements and promises described in Annex 9. 1.11 hereto (collectively
          "Contractual Obligations") the Companies are not subject to any Contractual Obligations of the type set forth in Annex 9. 1.11 hereto.

          The information on the contents of the Contractual Obligations in Annex 9.1.11 is complete and correct in all material respects. The Contractual Obligations are valid and enforceable against the parties thereto and neither the Companies nor to the best of the Sellers' knowledge the respective other party has breached or is in default under Contractual Obligations to any material degree. The execution and the consummation of this Agreement for legal reasons to the best of the Sellers knowledge will not result in any change, termination or right to change or termination of any Contractual Obligations in any repayment of any grants tax advantages or comparable benefits of any kind whatsoever granted to the Companies, in the acceleration of any material obligation or liability of the Companies or in the reduction or termination of any supply or delivery relations between the Companies and their suppliers and customers.

     1.12 Annex 9.1.12 hereto contains a complete and correct list of the ten largest customers and the ten largest suppliers.

     1.13 Annex 9.1.13 hereto contains a complete and correct list of all built-up and vacant real estate or rights in or to all real estate, all buildings improvements and constructions owned by the Companies on real estate owned by third parties reflected in the Financial Statements or which have been acquired by the Companies in the meantime.

          The Companies have full and unrestricted title or unrestricted claim to and possession of such real estate, rights, buildings, improvements and constructions ("Plant Real Estate"). The Companies have not disposed of or taken any steps to dispose of the Plant Real Estate and are not under any commitment to dispose of any of it.

          Except for the encumbrances listed in Annex 9.1.13 hereto, the Plant Real Estate is not subject to any encumbrances, restrictions or rights of third parties and no application for the registration of any encumbrance, restriction or right of third parties in the land register has been filed nor have the Companies granted or committed to grant any such rights to third parties or have subjected or are committed to subject the Plant Real Estate to any such encumbrances or restrictions.

          All securities listed in Annex 9.1.13 secure only liabilities of the Companies which are properly reflected in the Effective Date Financial Statements.

          All buildings, improvements and constructions on the Plant Real Estate ("Plant Buildings") to the best of the Sellers knowledge taking into consideration their age and current use are in good and serviceable condition normal wear and tear excepted. The Plant Buildings neither encroach on property owned by third parties nor are they in violation of any rights of third parties or municipal zoning plans or other legal provisions. All permits required for the Plant Buildings have been properly granted. The condition and the present use of the Plant Real Estate including the Plant Buildings do not violate any building regulations or applicable administrative and other legal provisions.

     1.14 The list of insurance policies of the Companies attached in Annex 9.1.14 hereto is complete and correct. All premiums due under the above policies have been duly paid and since July 1, 1997 no material insurable damages have occurred which are not covered by such insurance policies.

     1.15 Except as set forth in Annex 9.1.15A hereto, the Companies are not party to material lawsuits or other court actions or similar proceedings before a Court of Justice, an administrative authority or arbitration panel and no material injunction or similar order of prohibition has been granted against the Companies.

          To the best of the Sellers' knowledge, except as set forth in Annex 9.1.15B no circumstances are known to exist which might reasonably be expected to provide a basis for such lawsuits, actions or similar proceedings. The Companies are not subject to any judgement, decree or settlement which materially restricts or impairs them in certain business measures, in the acquisition or disposition of assets in competition or in the operation of their business.

     1.16 No product liability claims are pending against the Companies, and to the best of Seller's knowledge, there is no reason to believe that such claims might be brought against the Companies. To the best of the Sellers knowledge all products manufactured and/or distributed by the Companies conform to legal and other applicable provisions including defined standards.

     1.17 Beyond the findings and assessments stated in (i) the "Bericht uber Umweltprufung August 1995 Teil 1 (Input/Output-Analyse) Gesetzliche Bestimmungen und behordliche Auflagen" by Rautenberg Industrieberatung fur technisches Controlling GmbH, Ludenscheid, (ii) the reports established by Colonia Versicherung dated July 20, 1995, August 14, 1995 and September 4, 1995, (iii)
          the "Erganzende umwelttechnische Untersuchungen, CZ Strakonize, Werk Blatna," by Institut Fresenius, Fresenius Umwelt Consult and (iv) the "Eloxalanlage auf dem Betriebsgelande der Firma Schade KG, Plettenberg - Gefahrdungsabschatzung -" prepared by Grundbauinstitut in Dortmund, Dr. Ing. Ulrich Hofer, Dipl. Ing. Siegmar Biedebach, dated March 2, 1998, the Sellers are not aware of any contamination of ground, building or groundwater that, according to applicable statutes as of the date hereof, are to be cured by the Companies. To the best of Sellers' knowledge, the Companies operate their businesses in accordance with environmental legislation applicable as of the date hereof. Special reference is made to the administrative order of the district authorities at Arnsberg dated November 28, 1997 (7. Anderungsbescheid der Bezirksregierung Amsberg vom 28. November 1997, AZ: 54.1.14 - II.962.78 - 88/88), which has been made available to the Purchaser.

     1.18 To the best of the Sellers' knowledge except for normal start-up-risks in connection with the introduction of new products there are no particular circumstances specifically relating to the Companies which could be reasonably expected to materially adversely affect the business of the Companies after the Effective Date.

(2)  With the exception of Section 11 below (Taxes and Social
Security Contributions), the above warranties and representations are exclusive. No further warranties and representations are given by the Sellers.

(3) The knowledge of Wolfgang Krappe, Jurgen von Heyden and Erich Menrath and the knowledge of the Sellers professional advisors retained in connection with the transactions set forth in this Agreement. is deemed to be the knowledge of the Sellers to the extent that representations and warranties set forth in this
Section 9 are qualified by the Sellers' knowledge or the best of the Sellers' knowledge provided that in respect of the professional advisors such knowledge falls within the area of competence of such advisor. The knowledge of one individual Seller is also attributable to the other Sellers.

                            Section 10
                Remedies for Breach of Warranties

(1) If any warranties stated in Section 9 above and Section 11 below should not be true and correct, Purchaser or at the discretion of Purchaser the Companies shall be compensated by the Sellers for the damage resulting therefrom. This applies, however, only if and to the extent that the damage resulting from such breach of warranties is not reserved for in the Effective Date Financial Statements . The Sellers' liability pursuant to this
Section 10 and Section 11 below except for a breach of the representations and warranties in Section 9.1.2 and 9.1.3 shall not be joint and several (gesamtschuldnerisch) and each individual Seller's liability pursuant to this Section 10 and Section 11 below shall be pro rata limited to the proportion of the fixed capital quota of such individual Seller to the total fixed capital quota as specified above under Recital D. The maximum liability of each individual Seller under this Section 10 and Section 11 below shall be limited to the proportionate part of the Purchase Price to which such individual Seller is entitled pursuant to this Agreement.

(2) The Purchaser shall have warranty claims under para. (1) above only if and to the extent that the aggregate claims exceed DM 200,000. A defect or a breach of a warranty or a situation serving as the factual basis for a claim under Section 9, 10 and 11 of this Agreement which were known to the Purchaser or the Guarantor or their professional advisors as of the date hereof, preclude the Purchaser from making a claim relating to such defect, breach or situation provided that in respect of the professional advisors such knowledge falls within the area of competence of such advisor.

(3) Claims for a breach of warranty under this Section shall become time-barred on March 31, 2000, except as otherwise provided in this Agreement and except with respect to any defects in the title to the Split Shares and the Family Partnership Interest. The rights of the Purchaser pursuant to Section 123, 476 and 826 BGB shall remain unaffected.

(4) Any other claims of whatsoever nature including for culpable breach of precontractual obligations (culpa in contrahendo) shall be excluded except in the event of gross negligence (grobe Fahrlassigkeit) or fraud (Vorsatz/Arglist). The right to rescind (Wandlung) or to reduce the Purchase Price (Minderung) is expressly excluded.

(5) The Sellers shall be given the right and opportunity to defend on behalf of the Purchaser and/or the Companies , at their own risk, discretion and expense, any action brought, or claim made, against the Purchaser and/or the Companies which might result in a liability of the Sellers towards the Purchaser and/or the Companies in connection with or under this Agreement to the extend legally permissible. For this purpose, Sellers shall be promptly informed by Purchaser of any such action or claim, and have reasonable access, at its own expense and during ordinary business hours, to the books and records of the Companies.

                            Section 11
             Taxes and Social Security Contributions

(1) The Sellers warrant and represent that, the Effective Date Financial Statements reserve or provide in full for all taxes, custom duties, public dues and social security charges (other than personal income tax of the Sellers in respect of Schade KG) including penalties and interest thereon for which the Companies , may have become, or may hereafter become, liable to be assessed in respect of, or by reference to, its profits, assets or operations in respect of the period through the Effective Date.

(2) The Sellers warrant and represent that, with respect to Subsection (1) above, the Companies, as per the Effective Date, have filed all required tax and social security contribution returns and have paid all the taxes and social security contributions, which have become due and have retained all taxes, social security charges and other charges to be retained and paid by them by the due date to the respective recipient and have paid all delay charges and penalties.

(3) If and to the extent that taxes or social security contributions are payable in respect of any period prior to the Effective Date against the Companies which have not been satisfied or reserved or provided for in the Financial Statements, Sellers shall compensate Purchaser for such amounts. This applies, however, only if and to the extent that the damage resulting from such breach of warranties is not reflected in the Effective Date Financial Statements.

(4) If and insofar as additional taxes (Mehrsteuem) are equalized by tax reductions (Mindersteuern), which the Companies would not have obtained otherwise (e.g. because of allocation to different tax periods), there shall be no obligation to compensate for the additional taxes.

(5) Claims under this Section shall be time-barred within six (6) months from the date by which an additional assessment
(Festsetzung) or amended assessment by the competent administration becomes res judicata (rechts- oder bestandskraftig), the latest however 10 years after the date of Completion except for assessments by the competent administration because of tax avoidance.

(6) The Sellers are entitled (at their own costs) to participate in the handling and negotiations of tax field- audits covering periods prior to and up to the Effective Date. Binding declarations to the tax authorities which may have consequences for the Sellers shall be made by the Purchaser and or the Companies only in agreement with the Sellers. The Sellers assume corresponding obligations vis-a-vis the Companies and the Purchaser. Purchaser will provide without delay full information to Sellers or their counsel concerning any tax or other public contribution audit and of any attempt by the relevant authorities to make any charge or disallow any relief or allowance for any such period. Purchaser shall, for such purpose, see to it that the Companies shall give to Sellers and their advisors full access to the books and records of the relevant company after reasonable notice during normal business hours. If no agreement can be reached with the authorities with regard to any disputed tax or other public contribution item, Purchaser shall file, or cause the relevant company to file, any remedy and/or appeal against the decree or other decision following the instruction of the Sellers or an individual Seller. The costs of such proceedings shall be home by the Sellers or by the individual Seller requesting such filing.

                            Section 12
                         Non-Competition

(1) The Sellers hereby undertake not, directly or indirectly, to compete with the business as presently conducted by the Companies for a period of three years following the date hereof by establishing, participating in, advising or consulting for, directly or indirectly, a business engaged in the manufacture or distribution of similar or identical products or rendering similar or identical products, or rendering similar or identical services to customers as at present manufactured, distributed and/or rendered by the Companies. This shall not apply to their participation in Hella KG and its affiliated companies and in Kunststoffwerk Voerde, Hueck & Schade GmbH & Co. KG/Voerde Verwaltungsgesellschaft mbH, which companies shall not be restricted in their current activities. Moreover, Hella KG shall not be restricted from manufacturing and distributing front-ends which contain components identical with or similar to those contained in the Companies' production programme. The above shall also apply to any investment by any Seller or Controlled Company in any company or business active in the respective business of Schade KG and the Subsidiaries as presently conducted, except for any investment in a company listed on a Stock Exchange, such investment not to exceed 10% of the outstanding stock of such company and the Sellers' participation in Hella KG Hueck & Co. and their affiliated companies.

(2) In the event of a breach of the aforementioned undertaking, the relevant Seller, in each case of violation, shall pay to the Purchaser a lump sum damage compensation of DM 50,0000 if he does not cease such breach within a reasonable period of time to be fixed in a warning notice to be sent by Purchaser. Any breach lasting for a period of more than four weeks shall be deemed a separate act for the purpose of this provision. The right to obtain or apply for any other remedy, including damages, preliminary injunction or any other relief, shall remain unaffected except that any penalty paid shall be set off against any claim for damages.

                            Section 13
                          Costs and Fees

(1) Each party shall bear its own costs and expenses in connection with the preparation and implementation of this Agreement, including any and all professional fees of their advisers, expenses for representation and out-of-pocket costs.

(2) Any costs and taxes due in the course of the implementation of the transactions contemplated hereunder except real estate transfer tax (Grunderwerbssteuer) (if any), in particular, but not limited to, notarial fees, registration costs, if any, and fees assessed by the antitrust administrations and the costs of the due diligence review effected or to be effected by the Purchaser shall be borne by the Purchaser.


                            Section 14
                 Confidentiality/Joint Statements

(1) Sellers and Purchaser agree to keep confidential and secret the existence and contents of this Agreement from third parties, except if obliged to disclose and to give notice of such disclosure to or by any court or administrative authority or otherwise.

(2) Seller and Purchaser may mutually agree upon the language of an official press release and additional information to be released to the press, labour representatives, customers and the business community relating to the acquisition and the future policy of the businesses acquired hereunder.

                            Section 15
              Assignment of Rights and Undertakings

(1) The Purchaser may transfer or assign this Agreement or any rights and obligations hereunder to any other company controlled by Purchaser (the "Assignee"), or may perform any undertakings and obligations hereunder through such Assignee. The Purchaser and the Guarantor remain, however, fully liable for the performance of the obligations under this Agreement by the Assignee.

(2) The restrictions provided in this clause shall apply, mutatis mutandis, to the shares or interests in the Assignee.

                            Section 16
                        Antitrust Filings

     The Purchaser and the Seller shall fully cooperate in making a joint filing, or in making separate filings, to the competent antitrust authorities and in seeking to obtain as soon as possible any approval which may be required from any such authority with respect to this Purchase Agreement and the assignment of the shares provided by this Agreement. The parties are aware that the purchase of the Shares is subject to pre-merger-notification to the German Federal Cartel Office (Bundeskartellamt). Purchaser will make such notification without undue delay after the day hereof. The Seller shall see to it that the Companies participate in the preparation and the filing of such prenotification.

                            Section 17
                    Dispute Resolution/Experts

(1) Any disputes and controversies arising out of or in connection with this Agreement shall be settled in accordance with a separate arbitration agreement as per Attachment G to this Notarial Deed.

(2) In the event that the parties cannot reach agreement pursuant to Section 6(3) upon any disputed balance sheet items in connection with the Effective Date Financial Statements and/or the valuation or assessment of any such items within the period defined in
Section 6(3) third sentence, such dispute or controversy shall be settled at either party's request by way of referral to an expert as described below.

     (a) If the parties cannot reach agreement, the parties shall appoint an expert. They shall deliver to the expert reasoned opinions describing their positions within 2 weeks from the appointment of the expert. Within the scope and limits set by the two opinions as delivered, the expert shall deliver his opinion.

     (b) If the parties cannot agree on who shall be appointed as the expert within a period of 10 days after the written proposal by either of the parties then the expert shall be appointed upon request of either party by the German Institute of Chartered Accountants (Institut der Wirtschaftsprufer). The expert shall not have been employed by any party or their affiliated companies. Upon request of either party, the expert shall be appointed from a major international accounting firm.

     (c) The parties shall be given the opportunity to present their case to the expert in writing and orally. The expert shall discuss with the parties, and give reasons with respect to, the various issues from which he wants to deviate.

     (d) Accounting and valuation standards and criteria as referred to or defined in this Agreement or its Annexes shall be binding upon the expert.

     (e) The expert's decision shall be final and binding for the parties. However, the expert shall not decide upon legal issues.

     (f) The parties shall advance and bear all fees, costs and expenses of the expert upon first written request in equal parts. The fees, cost and expenses of the expert and the professional advisors of the parties finally shall be borne by the parties pursuant to Section 91 sequ. ZPO.

                            Section 18
                            Guarantee

     The Guarantor guarantees (Schuldbeitritt) the Sellers that the Purchaser shall fully perform all its obligations under or in connection with this Agreement and its attachments.

                            Section 19
                          Miscellaneous

(1) Sellers hereby appoint Dr. Siegfried Elsing, Rechtsanwalte Ho1ters & Elsing, Dussldorf as the person authorized to make and accept with legally binding effect for all Sellers all declarations under this Agreement or in consummation thereof in particular but not limited to, to receive service of documents or notices also in the context of the introduction of proceedings for the resolution of disputes. The appointment is valid until receipt by Purchaser of a notice announcing a change of the authorized person, which person must have a residence or corporate seat in Germany.

(2) This Agreement is subject to German law. Adherence to the law of the place where this Agreement is notarized shall be sufficient in all matters of form.

(3) Amendments and alterations must be in writing and with express reference to this Agreement, unless notarization or any other form is required.

(4) If any of the foregoing provisions shall become or be held invalid, ineffective or unenforceable, all other provisions shall remain in full force and effect. The invalid, ineffective or unenforceable provision shall be deemed to be automatically amended and replaced, without the necessity of further action by the Parties hereto, to such form, substance, time and measure as shall be valid, effective and enforceable and as shall accomplish as far as possible the purpose and intent of the invalid, ineffective or unenforceable provision. The aforesaid shall apply, mutatis mutandis, to any situation not contemplated and/or covered by this Agreement.

_________________, this _______ day of _____________________, 1998.


_________________________________
(                        )
on behalf of the Sellers


_________________________________
(                        )
on behalf of the Purchaser


_________________________________
(                        )
on behalf of the Guarantor